Exhibit 10.501

PURCHASE AND SALE AGREEMENT

AMONG

1001674 ONTARIO, INC.,

and

1001675 ONTARIO, INC.,

collectively, SELLER

AND

INLAND REAL ESTATE ACQUISITIONS, INC.,

PURCHASER.

DATED AS OF JANUARY 25, 2005

TABLE OF CONTENTS

1.	SALE OF PROPERTY

2.	PURCHASE PRICE

3.	APPORTIONMENTS

4.	CLOSING DATE/ELECTRONIC REGISTRATION

5.	PERMITTED ENCUMBRANCES

6.	TITLE

7.	PROPERTY NOT INCLUDED IN SALE

8.	REPRESENTATIONS AND WARRANTIES

9.	CLOSING COSTS

10.	CONDITIONS PRECEDENT TO CLOSING

11.	DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING

12.	DOCUMENTS AND PAYMENTS TO BE DELIVERED BY PURCHASER AT CLOSING

13.	OPERATION OF THE PROPERTY PRIOR TO THE CLOSING DATE

14.	AS-IS

15.	BROKER

16.	CASUALTY; EXPROPRIATION

17.	REMEDIES

18.	INTENTIONALLY DELETED

19.	INTENTIONALLY DELETED

20.	INTENTIONALLY DELETED

21.	ASSIGNMENT

22.	INTENTIONALLY DELETED

23.	NOTICES

24.	PROPERTY INFORMATION AND CONFIDENTIALITY

25.	MISCELLANEOUS

i

EXHIBITS:

A.	INTENTIONALLY DELETED
B.	SELLER’S EQUIPMENT AND PERSONALTY
C.	DOCUMENTS TO WHICH SELLER OR AMEX CANADA INC. IS A PARTY
D.	FORM OF SNDA
E.	FORM OF DEED
F.	FORM OF LEASE
G.	INCOME TAX ACT SECTION 116 DECLARATION

SCHEDULES:

1	DESCRIPTION OF THE LAND
2	PERMITTED ENCUMBRANCES
8(4)(2) MATERIALLY CONTRAVENED DOCUMENTS
8(4)(5) DUE DILIGENCE ITEMS DELIVERED TO PURCHASER

TABLE OF DEFINED TERMS

The following capitalized terms are defined in the respective Section of the Agreement identified below:

•              “Agreement” - as such term is defined in the opening paragraph hereof.

•              “CITIGROUP” - as such term is defined in Section 6(1)(i) hereof.

•              “Closing” - as such term is defined in Section 4 hereof.

•              “Closing Date” - as such term is defined in Section 4 hereof.

•              “Current Lease” - as such term is defined in the Recitals hereof.

•              “Deed” - as such term is defined in Section 11(1) hereof.

•              “Environmental Laws” - as such term is defined in Section 8(2) hereof.

•              “Excluded Equipment” - as such term is defined in Section 7 hereof.

•              “Exculpated Parties” - as such term is defined in Section 8(1) hereof.

•              “Governmental Action” - as such term is defined in Section 8(4)(3) hereof.

•              “Governmental Authority” - as such term is defined in Section 8(4)(3) hereof.

•              “Guarantor” - as such term is defined in Section 8(4)(2)(B) hereof.

•              “Involuntary Liens” as such term is defined in Section 6(2) hereof.

•              “Hazardous Substances” - as such term is defined in Section 14(1) hereof.

•              “Lease” - as such term is defined in Section 11(3) hereof.

•              “Permitted Encumbrances” - as such term is defined in Section 5 hereof.

•              “Property” - as such term is defined in the recitals hereof.

•              “Property Information” - as such term is defined in Section 24(4) hereof.

•              “Purchase Price” - as such term is defined in Section 2 hereof.

•              “Purchaser” - as such term is defined in the opening paragraph hereof.

•              “Purchaser’s Representatives” - as such term is defined in Section 24(4) hereof.

•              “Seller” - as such term is defined in the opening paragraph hereof.

•              “Seller’s Affiliates” - as such term is defined in Section 25(5) hereof.

•              “Seller’s Solicitors” - as such term is defined in Section 4(1) hereof.

•              “Survey” - as such term is defined in Section 6(1)(i) hereof.

•              “Surviving Obligations” - as such term is defined in Section 25(19) hereof.

•              “Taking” - as such term is defined in Section 16(2) hereof.

•              “Termination Obligations” as such term is defined in Section 17(1) hereof.

•              “Third Party Reports” - as such term is defined in Section 8(1) hereof.

•              “Title Commitments” - as such term is defined in Section 6(1)(i) hereof.

•              “Title Company” - as such term is defined in Section 6(1)(i) hereof.

•              “Title Due Diligence Period” - as such term is defined in Section 6(1)(ii) hereof.

•              “Title Objection Letter” - as such term is defined in Section 6(1)(i) hereof.

•              “Transfer Tax Payments” - as such term is defined in Section 9 hereof.

•              “Transfer Tax Return” - as such term is defined in Section 9 hereof.

•              “Unacceptable Encumbrances” - as such term is defined in Section 6(1)(i) hereof.

•              “US Properties PSA” - as such term is defined in the recitals hereof.

•              “Voluntary Liens” as such term is defined in Section 6(2) hereof.

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of the 25th day of January, 2005, by and among 1001674 ONTARIO, INC. and 1001675 ONTARIO, INC., each being a corporation governed by the laws of the Province of Ontario, and each having an office at 101 McNabb Street, Markham, Ontario L3R 4H8 (individually and collectively, the “Seller”), and INLAND REAL ESTATE ACQUISTIONS, INC., a corporation governed by the laws of the State of Illinois (the “Purchaser”), having an office at 2901 Butterfield Road, Oak Brook, Illinois 60523.

W I T N E S S E T H

WHEREAS, 1001674 Ontario, Inc. is the only owner of registered title to the parcel of land described on Schedule “1” attached hereto and the buildings and improvements located thereon (such land, buildings and improvements being collectively referred to herein as the “Property”) and 1001675 Ontario, Inc. is the only owner of beneficial title to the Property; and

WHEREAS, Seller’s affiliate, Amex Canada Inc., currently leases the Property from Seller (the “Current Lease”); and

WHEREAS, Seller and Purchaser now desire to enter into an agreement whereby, subject to the terms and conditions contained herein, (i) Seller agrees to sell the Property to Purchaser or its affiliated assignee and Purchaser’s affiliated assignee shall purchase the Property from Seller and (ii) Amex Canada Inc. shall lease the Property from Purchaser’s affiliated assignee commencing immediately upon closing of such purchase; and

WHEREAS, Purchaser intends to assign this Agreement (subject to Section 21 hereof) to its affiliate, Inland Western Markham Corp., a corporation governed by the laws of the Province of New Brunswick (“Purchaser’s Designee”); and

WHEREAS, on December 16, 2004, Seller’s affiliates, IDS Property Casualty Insurance Company, FRC West Property, L.L.C. and American Express Travel Related Services Company, Inc., as seller, and Purchaser, as purchaser, entered into that certain Purchase and Sale Agreement for various properties located in the United States of America (the “US Properties PSA”).

NOW, THEREFORE, in consideration of ten ($10.00) dollars and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

1.           SALE OF PROPERTY.

Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement, the Property.

2.             PURCHASE PRICE.

(1)                 The purchase price to be paid by Purchaser to Seller for the Property (the “Purchase Price”) is Forty Two Million and No/100 ($42,000,000.00) Dollars payable at the Closing by bank wire transfer of immediately available funds to

Seller’s account or to the account or accounts of such other party or parties as may be designated by Seller on or at least two (2) business days prior to the Closing Date. Any payment made by wire transfer shall not be deemed to have been made until confirmed as received by Seller’s bank and credited to Seller’s account.

(2)                                  If there shall be any real property tax or assessment appeals with respect to the period prior to Closing allocable to the Property, Seller may, at its option, and at its sole cost and expense, continue the prosecution of such appeals and take related action which Seller reasonably deems appropriate in connection therewith. Purchaser shall have the right, at its sole cost and expense, to be present at any hearings in connection with such proceedings with respect to the 2004 calendar year real property taxes. Purchaser shall cooperate with Seller in connection with such proceedings and appeals and collection of any refund, credit or rebate of real property taxes paid relating to the time period prior to the Closing, but shall not be obligated to incur any expense as a result thereof. With respect to the period prior to Closing, Seller owns and retains all right, title and interest in and to such real property tax and tax assessment appeals and all rebates, credits or refunds, and all amounts payable in connection therewith or resulting from any statutory or legislative change shall be paid directly to Seller by the applicable authorities. With respect to the period prior to Closing, if such refund, rebate or credit or any part thereof is received by Purchaser, or otherwise credited to Purchaser or to the tax roll for the Property, Purchaser shall promptly pay such amount to Seller unless Purchaser or the lessor under the Lease is obligated to pay such amount to the tenant under the Lease. Purchaser agrees that it shall make available to Seller copies of all correspondence and other documentation relating to the reassessment of real property taxes relating to the Property, which comes into the possession or control of Purchaser subsequent to the Closing and relates to realty taxes for the period prior to the Closing.

The provisions of this Section 2(2) shall survive the Closing.

(3)                                  Purchaser shall forthwith restore any damage to the Property resulting from any audits, inspections or tests performed for or on behalf of Purchaser at the Property.

3.             APPORTIONMENTS.

Insofar as Seller’s affiliate and Purchaser’s Designee will be entering into an absolutely net and carefree Lease at the Closing with respect to the Property, there shall not be any apportionments or adjustments between Seller or Purchaser with respect to income and expenses for the Property. The provisions of this Section 3 shall survive the Closing.

4.             CLOSING DATE/ELECTRONIC REGISTRATION.

(1)                                  The delivery of the Deed and the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fasken Martineau DuMoulin LLP, Toronto, Ontario (the “Seller’s Solicitors”) at 10 a.m.

local time on or about January 25, 2005 (the “Closing Date”), Time shall be of the essence with respect to the obligations of Purchaser to close the sale contemplated by this Agreement on the Closing Date and execute and deliver a Lease for the Property on the Closing Date. The parties agree that with respect to ancillary closing documents (i.e., all documents to be delivered at Closing pursuant to this Agreement except the Lease, the SNDA, the estoppel, the Notice of Lease, the Deed and any other closing documents that the parties hereto agree to record) required to be delivered on the Closing Date, executed facsimile copies of such ancillary closing documents shall be acceptable; provided that originals of such ancillary closing documents shall be delivered within two (2) business days after the Closing Date.

(2)                                  In the event that the electronic registration system (hereinafter referred to as “TERS”) is operative in the applicable Land Registry Office in which the Property is registered, the following provisions shall prevail, namely:

(a)           the Purchaser shall be obliged to retain a lawyer in good standing with the Law Society of Upper Canada to represent the Purchaser in connection with the completion of this transaction, and shall authorize and instruct such lawyer to enter into an escrow closing agreement with the Seller’s Solicitors on the latter’s standard form (hereinafter referred to as the “Escrow Registration Agreement”), establishing the procedures and timing for completing this transaction;

(b)           the delivery and exchange of documents and monies and the release thereof to the Seller and the Purchaser, as the case may be:

(i)            shall not occur contemporaneously with the registration of the Transfer/Deed; and

(ii)           shall be governed by the Escrow Registration Agreement, pursuant to which the solicitor receiving the documents and/or certified funds will be required to hold the same in escrow, and will not be entitled to release the same except in strict accordance with the provisions of the Escrow Registration Agreement.

5.                                       PERMITTED ENCUMBRANCES. Subject to Purchaser’s review in accordance with Section 6(1) below, Seller shall convey and Purchaser shall accept title to the Property subject to those instruments, documents and matters set forth on Schedule “2” annexed hereto and made a part hereof (collectively the “Permitted Encumbrances”); provided, however, that upon the request of either party hereto, Schedule 2 may be revised after the execution of this Agreement so long as any subsequent revisions to the Permitted Encumbrances schedule (i) are to include items of the same type and category as those items set forth on Schedule 2 attached to this Agreement as of the date of the execution of this Agreement, (ii) are reasonably acceptable to both parties, (iii) do not create any encroachments or violate any restrictions of record or covenants of record for the applicable Property(ies) other than encroachments with respect to which Title Company has agreed to insure over or restrictions of record or covenants of record that do not interfere with the use or enjoyment of the Property and for which the Title Company has agreed to issue a “Comprehensive 1 Endorsement” or a “Restrictions Endorsement”, in either event confirming “no violations”, and (iv) do not occur after the Closing Date.

6.             TITLE.

(1)                                  (i)                                     Prior to the date of this Agreement, Purchaser has received (x) a title commitment and the related underlying documents (together, “Title Commitment”) for the Property from the Title Company and (y) a survey as more particularly described on Schedule 2 as item 1(f) (the “Survey”, together with the Title Commitment, the “Title Items”). Purchaser has provided Seller with a notice of Purchaser’s comments and objections to the Title Items (a “Title Objection Letter”). Purchaser and Seller have, and shall continue, in good faith, to address Purchaser’s comments and attempt to eliminate Purchaser’s objections as contained in the Title Objection Letter.

(ii)                                  In the event that, prior to the Closing Date, Purchaser and Seller have not, to the reasonable satisfaction of Purchaser, addressed Purchaser’s comments and/or eliminated Purchaser’s objections to the Title Items as contained in the Title Objection Letter, or (y) Purchaser receives an updated Title Commitment which indicates the existence of any liens, encumbrances, or other defects or exceptions in or to title to the Property other than Permitted Encumbrances and those identified on the initial Title Items (collectively, the “Unacceptable Encumbrances”), subject to which Purchaser is unwilling to accept title, then provided Purchaser gives Seller notice of the same within one (1) business day after receipt of such updated Title Item, Seller shall undertake to eliminate such Unacceptable Encumbrances. Purchaser hereby waives any right Purchaser may have to advance as objections to title or as grounds for Purchaser’s refusal to close this transaction any Unacceptable Encumbrance with respect to which Purchaser has not notified Seller prior to the Closing (failure to so notify Seller shall be deemed to be a waiver by Purchaser of its right to raise such Unacceptable Encumbrance as an objection to title or as a ground for Purchaser’s refusal to close this transaction). Seller, in its sole discretion, may adjourn the Closing one or more times for up to sixty (60) days in the aggregate in order to attempt, in good faith, to eliminate Unacceptable Encumbrances. Purchaser shall cooperate with Seller and shall also use its reasonable good faith efforts to eliminate Unacceptable Encumbrances. Seller shall cooperate with Purchaser so that Purchaser may obtain title insurance from Chicago Title Insurance Company (the “Title Company”); provided, however, in no event shall Seller be required to spend any money to satisfy any conditions for the Title Company that Seller would not have been required to satisfy for LandAmerica and in no event shall extensions of time be granted in this Section 6(1) for new searches or commitments that duplicate what is made available to Purchaser by LandAmerica. The parties hereto acknowledge and agree that all fees due to the Title Company and to LandAmerica have been paid in full.

(2)                                  Notwithstanding anything to the contrary set forth in this Section 6 or elsewhere in this Agreement, Seller shall not be obligated to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate any Title Item objected to by Purchaser or Unacceptable Encumbrances not waived by Purchaser or to arrange for title insurance insuring against enforcement of such Title Items or Unacceptable Encumbrances against, or collection of the same out of, the Property; except that Seller shall (A) either (i) satisfy or (ii) cause a reputable title company to insure over (it being agreed that Purchaser shall be required to accept such “cure” from any reputable title company agreeing to insure over such matter) (x) mortgages voluntarily imposed by Seller, (y) judgments against Seller or (z) other liens voluntarily imposed by Seller (excluding mechanic’s liens) (collectively, “Voluntary Liens”) secured by or affecting the Property which can be satisfied by payment of liquidated amounts and (B) with respect to (x) judgments as to which Seller is disputing or contesting, and (y) liens not voluntarily imposed by Seller (collectively, “Involuntary Liens”) affecting the Property which can be satisfied by payment of liquidated amounts, Seller shall be obligated to spend, with respect to the Property, an amount not to exceed the lesser of (i) two (2%) percent of the Purchase Price or (ii) $500,000.00 to satisfy or cause a reputable title company to insure over (it being agreed that Purchaser shall be required to accept such “cure” from any reputable title company agreeing to insure over such matter) such Involuntary Lien. Without limiting the generality of the preceding provisions of this Section 6(2), for the purposes of this Agreement (including, without limitation, Sections 6(1) and 17(1)), Seller’s failure or refusal to bring any action or proceeding, to make any payments or to otherwise incur any expense (except for Seller’s obligation to satisfy or cause a reputable title insurance company to insure over such Voluntary Liens and Involuntary Liens as aforesaid) in order to eliminate Unacceptable Encumbrances not waived by Purchaser or to arrange for such title insurance shall not be a default by Seller hereunder (willful or otherwise) and Purchaser shall not be entitled to any damages in connection therewith. Further, if Purchaser elects not to close the transaction solely due to Seller’s failure to cure or cause a reputable title company to insure over any Voluntary Liens or Involuntary Liens as aforesaid, such failure shall not be a default by Seller hereunder, however, Seller shall reimburse Purchaser for its actual, reasonable third party costs incurred in connection with this Agreement in an amount that, when aggregated with the reasonable third party costs to which the “Purchaser” under the US Properties PSA would be entitled under Section 6(2) of that agreement, does not exceed $100,000. With respect to any Involuntary Lien, Seller shall not be permitted to elect to reimburse Purchaser for its actual, reasonable third party costs incurred in connection with this Agreement in lieu of Seller’s obligation to attempt to cure an Involuntary Lien as aforesaid, provided, however, if Seller, in its reasonable opinion reasonably exercised, believes that the expenditure of the lesser of (i) two (2%) percent of the Purchase Price or (ii) $500,000, will not “cure” such Involuntary Lien, then Seller shall not be obligated to expend such sums, and Seller shall remain liable to reimburse Purchaser for its actual reasonable third party costs in an amount that, when aggregated with the reasonable third party costs to which the “Purchaser” under the US Properties PSA would be entitled under Section 6(2) of that agreement, does not exceed $100,000. Notwithstanding anything contained in this Agreement to the contrary, in no event shall Seller be liable for any damages, cost and/or expenses, including, without limitation, damages suffered by Purchaser or any of Purchaser’s affiliates resulting from, or in any way related to, the expiration of Purchaser’s “rate lock”, which the parties acknowledge expired on December 17, 2004. With respect to mechanic’s liens, Seller shall address mechanic’s liens as provided for in the Lease.

(3)                                  If on the Closing Date there are any Liens or other encumbrances, subject to Sections 6(2) and 6(5), which Seller must pay or discharge in order to convey to Purchaser such title as is herein provided to be conveyed, Seller may use any portion of the Purchase Price to satisfy the same, provided:

(i)            Seller shall deliver to Purchaser or the Title Company at the Closing, instruments in recordable form and sufficient to satisfy such Liens or other encumbrances of record together with the cost of recording or filing said instruments; or

(ii)           Seller, having made arrangements with the Title Company, shall deposit with said company sufficient monies acceptable to said company to insure the obtaining and the recording of such satisfactions; and

(iii)                The existence of any such Liens or other encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing requirements.

(4)                                  If on the Closing Date there shall be security interests filed against the Purchaser under the Personal Property Security Act (Ontario) specifically referencing the Property, the same shall not constitute objections to title provided Seller executes and delivers an officer’s certificate to the effect either (i) that the personal property (as defined in the Lease) covered by said security interests is no longer in or on the Property, or (ii) if such personal property is still in or on the Property, that it has either (x) been fully paid for, (y) is not the personal property of Seller or (z) would qualify as “Lessee’s Equipment or Personalty” under the Lease.

(5)                                  In the event that a discharge of any mortgage or charge held by a Chartered Bank, Trust Company, Credit Union or Insurance Company and which is not to be assumed by the Purchaser on completion, is not available in registrable form on Closing, the Purchaser agrees to accept the Seller’s Solicitor’s personal undertaking to obtain, out of the closing funds, a discharge or cessation of charge in registrable form and to register same on title within a reasonable period of time (not to exceed 60 days) after completion, provided that on or before Closing the Seller shall provide to the Purchaser a mortgage statement prepared by the mortgagee setting out the balance required to obtain the discharge together with a direction executed by the Seller directing payment to the mortgagee of the amount required to obtain the discharge out of the balance due on completion.

7.             PROPERTY NOT INCLUDED IN SALE.

Notwithstanding anything to the contrary contained herein, it is expressly agreed by the parties hereto that any alterations at, on or in any of the Property that (i) are readily removable without unrepaired damage to the Property, (ii) do not reduce the value, economic life or utility of the Property if removed, (iii) are not integral to the structure or operation of the Property, and (iv) are not required for the lawful occupancy of the

Property shall not be included in the Property to be sold to Purchaser hereunder. In addition, Seller’s Equipment and Personalty as described on Exhibit “B”, attached hereto and made a part hereof, shall also not be included in the Property to be sold to Purchaser hereunder. Seller shall assign to Amex Canada Inc. at Closing all of Seller’s right, title and interest in the property described above in this paragraph (including but not limited to Seller’s Equipment and Personalty described on Exhibit “B” attached hereto) as not being sold to Purchaser hereunder.

8.            REPRESENTATIONS AND WARRANTIES.

(1)                                  Purchaser expressly acknowledges that, except as expressly set forth in this Agreement or in the Lease, neither Seller, nor any person acting on behalf of Seller, nor any person or entity which prepared or provided for any of the materials reviewed by Purchaser in conducting its due diligence, nor any direct or indirect officer, director, partner, shareholder, employee, agent, representative, accountant, advisor, attorney, principal, affiliate, consultant, contractor, successor or assign of any of the foregoing parties (Seller, and all of the other parties described in the preceding portions of this sentence (other than (i) Purchaser and (ii) any parties who have issued writings which specifically state that Purchaser is entitled to rely upon the accuracy, truthfulness or completeness thereof or delivered a Third Party Report) shall be referred to herein collectively as the “Exculpated Parties”) has made any oral or written representations or warranties, whether express or implied, by operation of law or otherwise, with respect to the Property (including, without limitation, the environmental condition of the Property), the zoning and other laws, regulations and rules applicable thereto or the compliance by the Property therewith, the revenues and expenses generated by or associated with the Property, or otherwise relating to the Property or the transactions contemplated herein. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties, and neither Seller nor any of Seller’s Affiliates, nor any of their agents or representatives has or is willing to make any representations or warranties, express or implied, other than as may be expressly set forth herein and in the Lease, as to (i) the status of title to the Property, (ii) existing lease agreements, (iii) the current or future real estate tax liability, assessment or valuation of the Property; (iv) the potential qualification of the Property for any and all benefits conferred by any laws whether for subsidies, special real estate tax treatment, insurance, mortgages or any other benefits, whether similar or dissimilar to those enumerated; (v) the compliance of the Property in its current or any future state with applicable laws or any violations thereof, including, without limitation, those relating to access for the handicapped, environmental or zoning matters, and the ability to obtain a change in the zoning or a variance in respect to the Property non-compliance, if any, with zoning laws; (vi) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise; (vii) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Property from any source, including, without limitation, any government authority or any lender; (viii) the current or future use of the Property, including, without limitation, the Property’s use for commercial, manufacturing or general office purposes; (ix) the present and future condition and operating state of any personal property and the present or future structural and physical condition of the improvements on the Property, its suitability for rehabilitation or renovation, or the need for expenditures for capital improvements, repairs or replacements thereto; (x) the viability or financial condition of any tenant; (xi) the status of the leasing market in which the Property is located; or (xii) the actual or projected income or operating expenses of the Property.

(2)                                  Purchaser expressly acknowledges that it is acquiring the Property based solely on its own independent investigation and inspection of the Property and not in reliance on any information provided by Seller, or any of the other Exculpated Parties, except for the representations expressly set forth herein or in the Lease. Notwithstanding anything to the contrary herein, as used herein the term “Exculpated Parties” shall not include any parties or entities who have prepared any of the Third Party Reports, but in no event shall this sentence be deemed to exclude Seller nor any direct or indirect officer, director, partner, shareholder or employee of Seller as an Exculpated Party. “Third Party Reports” shall mean all Environmental Reports (as defined in the Lease), appraisals, certificates, reports, assessments, studies or other information delivered to Purchaser for its review with respect to the Property. Purchaser acknowledges that Seller has afforded Purchaser the opportunity for full and complete investigations, examinations and inspections of the Property and all Property Information. Purchaser further acknowledges and agrees that (i) the Property Information delivered or made available to Purchaser and Purchaser’s Representatives by Seller or Seller’s Affiliates, or any of their agents or representatives may have been prepared by third parties and may not be the work product of Seller and/or any of Seller’s Affiliates; (ii) neither Seller nor any of Seller’s Affiliates has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the Property Information; (iii) the Property Information delivered or made available to Purchaser and Purchaser’s Representatives is furnished to each of them at the request, and for the convenience of, Purchaser; (iv) Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Property Information prepared by either Seller or any third-party vendors and Purchaser releases Seller and Seller’s Affiliates, and their agents and representatives, from any and all liability with respect thereto; and (v) any further distribution of the Property Information is subject to Section 24. Purchaser and Seller hereby agree that this paragraph does not constitute a waiver of any Purchaser’s rights or Seller’s obligations that arise in connection with the offering memorandum covering the subject matter of and issued in connection with this Agreement.

(3)                                  This Agreement, as written, contains all the terms of the agreement entered into between the parties as of the date hereof, and Purchaser acknowledges that neither Seller nor any of Seller’s Affiliates, nor any of their agents or representatives, nor any broker has made any representations or held out any inducements to Purchaser, and Seller hereby specifically disclaims any representation, oral or written, past, present or future, other than those specifically set forth in Sections 8 and 15 and in the Lease. Purchaser acknowledges and agrees that Seller’s liability with respect to Seller’s representations and warranties in this Agreement and the Leases shall be limited to Seller’s interest in the Property, and Purchaser shall have no recourse against Seller, Seller’s Affiliates, or their respective directors, shareholders, employees, agents, representatives, whom shall have no personal liability. Purchaser further acknowledges and agrees that its obligations under this Agreement shall not be subject to any financing contingency or other contingencies or satisfaction of conditions except to the extent specifically set forth herein and

Purchaser shall have no right to terminate this Agreement, except as expressly provided in the Agreement.

(4)                                  The Seller represents and warrants to the Purchaser as follows:

1.                                       Seller is validly existing and in good standing under the laws of the Province of Ontario. Seller has the corporate power and authority to conduct its business in all material respects as now conducted, to own or hold its property, to lease its property and to enter into and perform its obligations under this Agreement and when executed and delivered will have the corporate power and authority to enter into and perform its obligations under the documents described on Exhibit “C” attached hereto to which it is a signatory.

2.                                       (A)          This Agreement has been duly (a) authorized by all necessary corporate action and (b) executed and delivered to Purchaser. When executed and delivered by Seller or Amex Canada Inc., as the case may be, at Closing, each of the documents required to be executed and/or delivered pursuant to Section 11 hereof, including but not limited to those described on Exhibit “C”, will have been duly (a) authorized by all necessary corporate action, and (b) executed and delivered to Purchaser. At Closing, performance of this Agreement and each of the documents required to be executed and/or delivered pursuant to Section 11 hereof, including but not limited to those described on Exhibit “C”, that have been executed and delivered by Seller, or Amex Canada Inc., as the case may be, to Purchaser will not, (x) require any approval of the stockholders of Seller, or Amex Canada Inc., as the case may be, or any approval or consent of any trustee or holder of any indebtedness or obligation of Seller, or Amex Canada Inc., as the case may be, other than such consents and approvals as have been obtained, (y) contravene any applicable law binding on Seller, or Amex Canada Inc., as the case may be, or (z) except as set forth on Schedule 8(4)(2), materially contravene or result in any material breach of or constitute any material default under the organizational documents of Seller, or Amex Canada Inc., as the case may be, or any indenture, judgment, order, mortgage, loan agreement, contract, partnership or joint venture agreement, lease or other agreement or instrument to which Seller, or Amex Canada Inc., as the case may be, is a party or by which Seller, or Amex Canada Inc., as the case may be, is bound, or result in the creation of any Lien upon the Property.

(B)           When executed and delivered by American Express Travel Related Services Company, Inc. (“Guarantor”) at Closing, the Guaranty will have been duly (a) authorized by all necessary corporate action, and (b) executed and delivered to Purchaser. At Closing, performance of the Guaranty will not, (x) require any approval of the stockholders of Guarantor or any approval or consent of any trustee or holder of any indebtedness or obligation of Guarantor other than such consents and approvals as have been obtained, (y) contravene any applicable law binding on Guarantor or (z) except as set forth on Schedule 8(4)(2), materially contravene or result in any material breach of or constitute any material default under the organizational documents of Guarantor, or any indenture, judgment, order, mortgage, loan agreement, contract, partnership or joint venture agreement, lease or other agreement or instrument to which Guarantor is a party or by which Guarantor is bound, or result in the creation of any Lien upon the Property.

3.                                       All action by any Governmental Authority (“Governmental Action”) required in connection with the execution, delivery and performance by Seller or Amex Canada Inc., as the case may be, of the documents required to be executed and/or delivered pursuant to Section 11 hereof, including but not limited to those described on Exhibit “C”, has been or will have been obtained, given or made at or prior to Closing, including, without limitation, obtaining all approvals from any federal or state bank regulatory authorities. For purposes of this Agreement, “Governmental Authority” shall mean Canada, the province in which the Property is located and any political subdivision thereof, and any and all agencies, departments, commissions, boards, bureaus, bodies, councils, offices, authorities, or instrumentality of any of them, of any nature whatsoever for any governmental unit (federal, provincial, county, municipal, city, foreign or otherwise) whether now or hereafter in existence.

4.                                       Seller is not a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada).

5.                                       To Seller’s knowledge, but without independent investigation or duty of inquiry, except as may be set forth on Schedule 8(5) (copies of which Purchaser acknowledges receipt prior to the date hereof), Seller has not received any written notice of building code violations or violations of Environmental Laws that (a) have not been cured, or (b) are not de minimis in nature.

6.                                       Seller has no actual knowledge (i) and has received no written notice of any special assessments affecting the Property that would materially and adversely affect the value of the Property; (ii) and has received no written notice of any expropriation proceedings affecting any of the Property; (iii) of any of Seller’s employees having any contracts or agreements with Seller that will survive the expiration of the Lease or of any other material contracts that are binding on any of the Property and that will survive the expiration of the Lease, other than those that are cancelable without penalty.

7.                                       Except for the Current Lease, there are no registered leases on any of the Property or any other rights to occupy the Property.

8.                                       Seller is in compliance with the subdivision control provisions of the Planning Act, and covenants to remain, at its sole cost and expense, in compliance with such provisions at all times until Closing.

9.                                       Except as expressly set forth in this Agreement, none of Seller’s representations, warranties or covenants shall survive Closing or the termination of this Agreement.

(5)                                  If at or prior to the Closing, (A) Purchaser shall become aware (whether through its own efforts, by notice from Seller or otherwise) that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect and shall give Seller notice thereof at or prior to the Closing, or (B) Seller shall notify Purchaser that a representation or warranty made herein by Seller is untrue, inaccurate or incorrect, then Seller may, in its sole discretion, elect by notice to Purchaser to postpone the Closing one or more times for up to sixty (60) days in the aggregate in order to cure or correct such untrue, inaccurate or incorrect representation or warranty. If any such representation or warranty is materially untrue, inaccurate or incorrect, and is not cured or corrected by Seller on or before the Closing Date (or final adjourned Closing Date as provided above, if Seller elects to adjourn the Closing), then Purchaser, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall elect either (x) to waive such misrepresentations or breaches of warranties and consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price; or (y) if such misrepresentation is specific to a Property (as opposed to being applicable to all Property), to delete such Property from this Agreement and receive a credit against the Purchase Price in an amount equal to the portion of the Purchase Price allocated to such Property or (z) if such misrepresentation is not specific to a Property, to terminate this Agreement by notice given to Seller on the Closing Date, in which event, this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for the Termination Obligations. Purchaser acknowledges and agrees that (x) at or prior to the Closing, Purchaser’s rights and remedies in the event any of Seller’s representations or warranties made in this Agreement are untrue, inaccurate or incorrect shall be only as provided in this Section 8, and (y) if the Closing does not occur by virtue of such breach, Purchaser hereby expressly waives, relinquishes and releases all other rights or remedies available to it at law, in equity or otherwise (including, without limitation, the right to seek damages from Seller) as a result of any of Seller’s representations or warranties made in this Agreement being untrue, inaccurate or incorrect. If Purchaser elects to consummate the transactions contemplated hereby after receipt of notice of the breach or after its having otherwise become aware of such breach, then Purchaser shall be deemed to have waived such misrepresentation or breach of warranty and there shall be no reduction of or credit against the Purchase Price and the Purchaser shall not use Seller’s breach as a basis for delaying or refusing to proceed to Closing.

(6)                                  In the event the Closing occurs, notwithstanding anything contained in this Section 8 or elsewhere in this Agreement to the contrary, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect if Purchaser knew that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and Purchaser nevertheless closes title hereunder.

(7)                                  The representations and warranties of Seller set forth in this Section 8 and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement and shall be deemed to be repeated on and as of the Closing Date. The representations and warranties (whether express or implied) of Seller set forth in this Section 8 and elsewhere in this Agreement shall remain operative and shall survive the Closing and the execution and delivery of the Deed for a period of two hundred seventy (270) days following the Closing Date, and no action or claim based thereon shall be commenced after such period, but any claim made within such 270-day period shall survive such period until finally determined and all amounts, if and as required, are paid. If Purchaser shall have timely commenced an action with respect to a breach of a representation or warranty made by Seller hereunder and a court of competent jurisdiction shall, determine that (A) Seller was in breach of the applicable representation or warranty as of the date of this Agreement or as of the Closing Date, (B) Purchaser suffered damages by reason of such breach, and (C) Purchaser did not have knowledge of such breach on or prior to the date of the Closing, then, Purchaser shall be entitled to receive an amount equal to its damages; provided that in no event shall Purchaser be entitled to receive as damages, in connection with any and all breaches of the representations and warranties of Seller hereunder, an amount in excess of between zero dollars and $2,000,000 which, when aggregated with the damages for the “Seller’s” breaches of its representations and warranties to which the “Purchaser” under the US Properties PSA would be entitled under Section 8(7) of that agreement, would not cause such aggregated amount to exceed $2,000,000 notwithstanding that the amount of any damages suffered by Purchaser exceeds $2,000,000.

(8)           Purchaser represents and warrants to Seller as follows:

1.                                       Purchaser is validly existing and in good standing under the laws of the State of Illinois. Purchaser’s Designee will be at Closing validly existing and in good standing under the laws of the Province of New Brunswick. Purchaser has the corporate power and authority to conduct its business as now conducted, to own or hold its assets, to own or hold the Property or to lease the Property, as the case may be, and to enter into and perform its obligations under all documents to which it is or is to become a party. Purchaser is duly qualified to do business and is in good standing as a foreign corporation in any jurisdiction where the failure to also qualify would have a material adverse effect on its ability to perform its obligations under all documents to which it is a party.

2.                                       Each of the documents to which Purchaser is a party has been duly authorized by all necessary (i) corporate or (ii) trust action, executed and delivered to Seller, and performance thereof by Purchaser will not,

(1) require any approval of the members/stockholders of Purchaser or any approval or consent of any trustee or holder of any indebtedness or obligation of Purchaser, other than such consents and approvals as have been obtained, (2) contravene any applicable law binding on Purchaser or (3) contravene or result in any breach of or constitute any default under the organizational documents of Purchaser, or any indenture, judgment, order, mortgage, loan agreement, contract, partnership or joint venture agreement, lease or other agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or result in the creation of any Lien upon any property of Purchaser.

3.                                       All Governmental Action required in connection with the execution, delivery and performance by Purchaser of all of the documents to which it is a party, has been or will have been obtained, given or made, including, without limitation, obtaining all approvals from any federal or state bank regulatory authorities.

4.                                       Purchaser’s Designee is and/or will be at Closing registered under Subdivision d of Division V of Part IX of the Excise Tax Act (“ETA”) for the collection and remittance of the goods and services tax payable thereunder (“GST”) and its registration number is 860614973 RT0001.

5.                                       Purchaser’s Designee is not a non-Canadian within the meaning of the Investment Canada Act (Canada).

6.                                       Purchaser (including for the purposes of this Section 8(8)(6), any entity that is directly or indirectly 15% or more owned by Purchaser or as to which Purchaser directly or indirectly has the right to vote 15% or more of the voting securities thereof) is not a Significant Competitor (as defined in the Lease) of Seller, and no entity that directly or indirectly has a 15% or greater interest in Purchaser is a Significant Competitor (as defined in the Lease) of Seller.

7.                                       Purchaser is neither the legal nor beneficial owner of any real property adjoining any part of the Property.

(9)                                  If at or prior to the Closing, (A) Seller shall become aware (whether through its own efforts, by notice from Purchaser or otherwise) that any of the representations or warranties made herein by Purchaser are untrue, inaccurate or incorrect and shall give Purchaser notice thereof at or prior to the Closing, or (B) Purchaser shall notify Seller that a representation or warranty made herein by Purchaser is untrue, inaccurate or incorrect, then Purchaser may, in its sole discretion, elect by notice to Seller to adjourn the Closing one or more times for up to sixty (60) days in the aggregate in order to cure or correct such untrue, inaccurate or incorrect representation or warranty. If any such representation or warranty is materially untrue, inaccurate or incorrect, and is not cured or corrected by Purchaser on or before the Closing Date (whether or not the Closing is adjourned as provided above), then Seller, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall elect either (x) to waive such misrepresentations or breaches of warranties and consummate the transactions contemplated hereby without any adjustment of the Purchase Price, or (y) if such misrepresentation is specific to a Property (as opposed to being applicable to all Property), to delete such Property from this Agreement and to reduce the Purchase Price in an amount equal to the portion of the Purchase Price allocated to such Property or (z) if such misrepresentation is not specific to a Property, to terminate this Agreement by notice given to Purchaser on the Closing Date, in which event, this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations. Seller acknowledges and agrees that (a) at or prior to the Closing, Seller’s rights and remedies in the event any of Purchaser’s representations or warranties made in this Agreement are untrue, inaccurate or incorrect shall be only as provided in this Section 8, and (b) if the Closing does not occur by virtue of such breach, Seller hereby expressly waives, relinquishes and releases all other rights or remedies available to it at law, in equity or otherwise (including, without limitation, the right to seek damages from Purchaser) as a result of any of Purchaser’s representations or warranties made in this Agreement being untrue, inaccurate or incorrect. If Seller elects to consummate the transactions contemplated hereby after receipt of notice of the breach then Seller shall be deemed to have waived such misrepresentation or breach of warranty and there shall be no adjustment in the Purchase Price, and Seller shall not use Purchaser’s breach as a basis for delaying or refusing to proceed to Closing.

(10)         Seller represents to Purchaser, as of the date of this Agreement, that Seller has no right, after the Closing, to re-purchase the Property, or any portion thereof, from Purchaser. Purchaser represents to Seller, as of the date of this Agreement, that Purchaser has no right, after the Closing, to require Seller to re-purchase the Property.

(11)         The representations and warranties of Purchaser set forth in this Section 8 and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement, shall be deemed to be repeated on and as of the Closing Date. The representations and warranties (whether express or implied) of Purchaser set forth in this Section 8 and elsewhere in this Agreement shall remain operative and shall survive the Closing and the execution and delivery of the Deed for a period of one (1) year following the Closing Date, and no action or claim based thereon shall be commenced after such period.

9.             CLOSING COSTS.

(1)                                  At the Closing, Seller shall be liable for the payment of (i) all applicable Land Transfer Tax and registration fees (the “Transfer Tax Payments”) imposed pursuant to the laws of the Province of Ontario or any other Governmental Authority in respect of the transactions contemplated by this Agreement by wire transfer to the Seller’s Solicitors or delivery to the Seller’s Solicitors of certified cheques drawn on one of the five largest (by asset size) Schedule 1 Chartered Canadian Banks and payable to the order of the relevant Governmental Authority together with any return (the “Transfer Tax Return”) required thereby which shall be duly executed by Purchaser, (ii) recording charges to discharge any mortgages that are not to be assumed (iii) its share of the title insurance-related costs as described in Section 6(1)(ii), (iv) one-half of any escrow fees, and (v) the cost of the appraisals, engineering reports and Phase 1 environmental reports ordered by Seller.

(2)                                 At the Closing, Purchaser shall be responsible for (i) its share of the title insurance-related costs as described in Section 6(1)(ii), (ii) recording charges in connection with the conveyance of the Property to Purchaser (including, without limitation, recording fees), (iii) one-half of any escrow fees, (iv) the cost of the appraisals, engineering reports and Phase 1 environmental reports ordered by Purchaser, and (v) all applicable provincial sales tax and federal goods and services tax payable in connection with the sale, transfer, assignment and delivery of the Property by the Seller to the Purchaser.

(3)                                 Seller and Purchaser agree that each party shall pay its own costs, fees and expenses of counsel retained by each party in connection with the consummation of this transaction.

(4)                                 Purchaser shall be responsible for the payment of all costs and expenses relating to the debt to be secured by Purchaser to finance the purchase of the Property, including, without limitation, recording fees, debt placement fees, initial rating agency fees (but not on-going fees), surety bond fees and fees and expenses of counsel for the debt. The provisions of this Section 9 shall survive the Closing.

10.           CONDITIONS PRECEDENT TO CLOSING.

(1)                                  Purchaser’s obligation under this Agreement to purchase the Property is subject to the fulfillment of each of the following conditions, subject, however, to the provisions of Section 10(3):

1.                                       The representations and warranties of Seller contained herein shall be materially true, accurate and correct as of the Closing Date (subject to the provisions of Section 8(5));

2.                                       Seller shall be ready, willing and able to deliver title to the Property in accordance with the terms and conditions of this Agreement;

3.                                       Seller shall have delivered all the documents and other items required pursuant to Section 11 hereof, and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by the Seller at or prior to the Closing;

4.                                       Purchaser shall have received at Closing a title policy for the Property with all endorsements required by this Agreement, an updated ALTA survey, the Lease, estoppel certificates in form reasonably acceptable to Seller and a subordination, non-disturbance and attornment agreement substantially in the form attached hereto as Exhibit “D” (“SNDA”), it being agreed and understood that in no event shall Seller’s failure to deliver any estoppel certificate or SNDA be deemed a default by Seller nor shall any such failure or delay give Purchaser any right whatsoever to fail to close this transaction as described herein in the manner and at the time otherwise prescribed by this Agreement;

5.                                       As of the Closing Date, Guarantor under the Lease for the Property, shall have an S&P credit rating of higher than “A”;

6.                                       All material consents and approvals by any Governmental Authority and parties to agreements to which Seller is a party or by which Seller’s assets are bound that are required with respect to the consummation of the transactions contemplated by this Agreement shall have been obtained and copies thereof or other evidence satisfactory thereof shall have been delivered to Purchaser at or prior to the Closing;

7.                                       No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which prohibits the transfer of the Property or the consummation of any other transaction contemplated hereby;

8.                                       On or prior to the Closing Date, (A) Seller shall not have applied for or consented to the appointment of a receiver, trustee or liquidator for itself or any of its assets unless the same shall have been discharged prior to the Closing Date, and no such receiver, liquidator or trustee shall have otherwise been appointed, unless same shall have been discharged prior to the Closing Date, (B) Seller shall not have admitted in writing an inability to pay its debts as they mature, (C) Seller shall not have made a general assignment for the benefit of creditors, (D) Seller shall not have been adjudicated as bankrupt or insolvent, or had a petition for reorganization granted with respect to Seller, (E) Seller shall not have filed a voluntary petition seeking reorganization or an arrangement with creditors or taken advantage of any bankruptcy, reorganization, insolvency, readjustment or debt, dissolution or liquidation law or statute, or filed an answer admitting the material allegations of a petition filed against it in any proceedings under any such law, or had any petition filed against it in any proceeding under any of the foregoing laws unless the same shall have been dismissed, canceled or terminated prior to the Closing Date; and

9.                                       The Current Lease shall have been terminated concurrently with the Closing.

(2)                                  Seller’s obligation under this Agreement to sell the Property to Purchaser is subject to the fulfillment of each of the following conditions, subject, however to the provisions of Section 10(3):

1.                                       The representations and warranties of Purchaser contained herein shall be materially true, accurate and correct as of the Closing Date;

2.                                       Purchaser shall have delivered the funds required hereunder and all the documents to be executed by Purchaser set forth in Section 12 hereof and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing;

3.                                       All consents and approvals by any Governmental Authority and parties to agreements to which Purchaser is a party or by which Purchaser’s assets are bound that are required with respect to the consummation of the transactions contemplated by this Agreement shall have been obtained and copies thereof shall have been delivered to Seller at or prior to the Closing;

4.                                       No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which prohibits the transfer of the Property or the consummation of any other transaction contemplated hereby;

5.                                       On or prior to the Closing Date, (A) Purchaser shall not have applied for or consented to the appointment of a receiver, receiver-manager, trustee or liquidator for itself or any of its assets unless the same shall have been discharged prior to the Closing Date, and no such receiver, receiver-manager, liquidator or trustee shall have otherwise been appointed, unless same shall have been discharged prior to the Closing Date, (B) Purchaser shall not have admitted in writing an inability to pay its debts as they mature, (C) Purchaser shall not have made a general assignment for the benefit of creditors, (D) Purchaser shall not have been adjudicated as bankrupt or insolvent, or had a petition for reorganization granted with respect to Purchaser, (E) Purchaser shall not have filed a voluntary petition seeking reorganization or an arrangement with creditors or taken advantage of any bankruptcy, reorganization, insolvency, readjustment or debt, dissolution or liquidation law or statute, or filed an answer admitting the material allegations of a petition filed against it in any proceedings under any such law, or had any petition filed against it in any proceeding under any of the foregoing laws unless the same shall have been dismissed, canceled or terminated prior to the Closing Date;

6.                                       Purchaser’s Designee and its affiliates, Inland Western Markham Limited Partnership and Inland Western Markham DST, shall have entered into that certain Canadian Tax Monitoring And Indemnity Agreement with Amex Canada Inc. in the form attached hereto as Exhibit “E”; and

7.                                       Purchaser’s Affiliate, Inland Western Retail Real Estate Trust, Inc., shall have executed and delivered the Indemnification Guaranty in the form attached as an exhibit to the Lease (as defined below).

(3)                                  In the event that any condition contained in Section 10(1) or 10(2) is not satisfied, the party entitled to the satisfaction of such condition as a condition to its obligation to close title hereunder shall have as its sole remedy hereunder the right to elect to (i) waive such unsatisfied condition whereupon title shall close as provided in this Agreement, or (ii) if such failure is by Seller and is specific to a Property, Purchaser may delete such Property from this Agreement and receive credit against the Purchase Price in an amount equal to the portion of the Purchase Price allocated to such Property or, (iii) if such failures relate to more than one of the Property if such failures were by Seller, Purchaser may terminate this Agreement, or (iv) if such failure is by Purchaser or Seller and is not specific to a Property, terminate this Agreement. Nothing contained in this Section 10(3) shall be construed so as to bestow any right of termination upon a party for the failure of a condition to be satisfied unless such party is expressly entitled to the satisfaction of such condition as provided in Section 10(1) or 10(2). The provisions of this Section 10(3) shall survive the Closing.

11.                                 DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING. At or prior to the Closing, Seller shall execute, acknowledge and deliver or cause to be delivered to the Title Company for delivery to Purchaser, pursuant to escrow instructions from Seller and the Purchaser, the following for the Property:

(1)                                  An electronically registrable transfer/deed of land for the Property with the statements pursuant to Section 50(22) of the Planning Act (Ontario) completed by the Seller and the Seller’s Solicitors (collectively, the “Deed”) conveying title to the Property in the form shown in Exhibit “F” annexed hereto and made a part hereof;

(2)                                  A lease for the Property, substantially in the form of the lease attached hereto as Exhibit “G” (the “Lease”) and a notice thereof for recording in the land records where the Property is located;

(3)                                  Pro Forma fee title insurance policy with all endorsements required pursuant to this Agreement insuring the Property for the Purchase Price;

(4)                                  A current ALTA survey certified to Purchaser and Purchaser’s lender, if any;

(5)                                  Tenants’ insurance certificates as required by the Lease;

(6)                                  Such organizational documentation, if any, as the Title Company may reasonably require in order to issue an owner’s fee title insurance policy based on the Title Commitment, with a copy of such documentation to Purchaser;

(7)                                  Land Transfer Tax Returns, if any, to be prepared by Seller and signed by Purchaser;

(8)                                  The Transfer Tax Payments, if any;

(9)                                  A statutory declaration stating that Seller is not a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada) as attached and made a part hereof as Exhibit “H”;

(10)         All other documents Seller is required to deliver pursuant to the provisions of this Agreement and of any applicable laws and/or regulations;

(11)         Such SNDA’s and estoppel certificates as may be agreed to by Seller in connection with Purchaser’s financing;

(12)         A transfer/deed of land for the Property from 1001675 Ontario, Inc. not for registration, but in registrable form, along with its authorization and direction to 1001674 Ontario, Inc. to convey to the Purchaser registered title to the Property; and

(13)         Closing Statements for Purchaser and Seller indicating deposits, credits and charges with respect to each Property, including an undertaking by each of Purchaser and Seller to re-adjust any item on or omitted from same.

All items to be delivered under this Article 11 shall be in form and substance acceptable to Purchaser and its counsel, acting reasonably and in good faith.

12.           DOCUMENTS AND PAYMENTS TO BE DELIVERED BY PURCHASER AT CLOSING. At the Closing, Purchaser shall execute, acknowledge and deliver or cause to be delivered to the Seller, the following for the Property:

(1)                                 The Purchase Price payable at the Closing pursuant to Section 2(1), subject to adjustments as expressly provided in this Agreement;

(2)                                 The Lease;

(3)                                 If Purchaser is a trust, certified copies of the trust agreement pursuant to which Purchaser was formed;

(4)                                 If such is required by the terms of any Permitted Encumbrance, a specific assumption agreement pursuant to which the Purchaser assumes the obligations of the Seller contained in such document from and after the Closing;

(5)                                 Land Transfer Tax Returns, if any, to be prepared by Seller and signed by Purchaser;

(6)                                 Such organizational documentation, if any, as the Title Company may reasonably require in order to issue an owner’s fee title insurance policy based on the Title Commitment;

(7)                                 On Closing, the Purchaser shall either remit to the Seller all GST payable pursuant to the ETA in respect of the sale of the Property or self assess for the exigible GST and deliver prior to closing to the Seller a notarial copy of the Purchaser’s GST registration certificate and a declaration and indemnity stating the following:

(i)                                     The Purchaser’s Designee is registered under Subdivision d of Division V of Part IX of the ETA for the collection and remittance of GST and its Registration Number is 860614973 RT0001;

(ii)                                  The Purchaser shall remit directly to the Receiver General of Canada all GST, if any, which the Purchaser is required to remit in accordance with the ETA, and file the prescribed form in connection with the sale or conveyance of the Property;

(iii)                               The Property is being purchased by the Purchaser as principal for its own account and is not being purchased by the Purchaser as an agent, trustee or otherwise on behalf of or for another person;

(iv)                              The Purchaser shall indemnify and save harmless the Seller from any GST, penalty, interest or other amounts which may be payable by or assessed against the Seller under the ETA as a result of or in connection with the Seller’s failure to collect and remit any GST applicable on the sale and conveyance of the Property by the Seller.

(8)                              All other documents Purchaser is required to deliver pursuant to the provisions of this Agreement and of any applicable laws and/or regulation;

(9)                              A certification from an authorized officer of Inland Western Retail Real Estate Trust, Inc. that Purchaser (including for the purposes of this Section 12(9), any entity that is directly or indirectly 15% or more owned by Purchaser or as to which Purchaser directly or indirectly has the right to vote 15% or more of the voting securities thereof) is not a Significant Competitor (as defined in the Lease) of Seller, and no entity that directly or indirectly has a 15% or greater interest in Purchaser is a Significant Competitor (as defined in the Lease) of Seller; and

(10)                        Closing Statements for Purchaser and Seller indicating deposits, credits and charges with respect to each Property, including an undertaking by each of Purchaser and Seller to re-adjust any item on or omitted from same.

All items to be delivered under this Article 12 shall be in form and substance acceptable to Seller and its counsel, acting reasonably and in good faith.

13.                                 OPERATION OF THE PROPERTY PRIOR TO THE CLOSING DATE. Between the date hereof and the Closing Date, Seller shall have the right and the obligation to continue to operate and maintain the Property in the same general manner as operated and maintained prior to the date hereof.

14.                                 AS-IS.

(1)                                  Purchaser acknowledges and agrees that upon closing Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “as is, where is, with all faults”, including, without limitation, those arising from, related to or in connection with Hazardous Substances at, in, on, above, under, about, or migrating to or from or affecting the Property. Purchaser has had the opportunity to investigate the Property (including, without, limitation the environmental condition of each property) and has not relied and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the Property relating thereto (including specifically, without limitation, environmental conditions) made or furnished by Seller directly or indirectly, orally or in writing except for the representations and warranties of the Seller contained herein or in the Lease. Purchaser and Purchaser’s successors, assigns, operators, mortgagees, tenants, licensees and occupants of the Property waive, release and discharge Seller and its parents, subsidiaries, affiliates, partners, officers, directors, employees, agents, representatives, shareholders, predecessors, successors and assigns from, without limitation, any and all obligation or liability, whether known or unknown, foreseen or unforeseen, threatened or actual, now existing or hereafter in existence, of Purchaser arising from relating to or in connection with the presence of Hazardous Substances at, in, on, above, under, about or migrating to or from the Property. “Hazardous Substances” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste, or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law or is otherwise regulated by any Governmental Authority. “Environmental Laws” shall mean any federal, provincial or local statute, regulation or ordinance or any judicial or administrative decree or decision, whether now existing or hereafter enacted, promulgated or issued, with respect to any Hazardous Substances, drinking water, ground water, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water runoff, waste emissions or wells and include, without limitation, those Environmental Laws relating to the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, release and disposal of Hazardous Substances, including without limitation, the Canadian Environmental Protection Act, 1999, S.C. 1999, c.33, the Transportation of Dangerous Goods Act, 1992, c.34, the Environmental Protection Act, R.S.O. 1990, c. E.19, the Ontario Water Resources Act, R.S.O. 1990, c. O.40 and any regulation, order, guideline or policy made pursuant to any of such statutes or in respect of any of such statutes.

The release contained in this Section 14(1) above shall run with the land, be binding upon Purchaser and Purchaser’s successors and assigns, and all future owners, operators, mortgagees, tenants, licensees and occupants of the Property and shall inure to the benefit of Seller and its successors and assigns, and shall survive the Closing.

(2)                                  Purchaser or anyone claiming by, through or under Purchaser, hereby fully and irrevocably releases Seller and Seller’s Affiliates, and their agents and representatives, from any and all claims that it may now have or hereafter acquire against Seller or Seller’s Affiliates, or their agents or representatives for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to any construction defects, errors or omissions on or in the Property, the presence of Hazardous Substances, or any other conditions (whether patent, latent or otherwise) affecting the Property, except for claims against Seller based upon any obligations and liabilities of Seller expressly provided in this Agreement or the Lease. Purchaser further acknowledges and agrees that this release shall be given full force and effect according to each of its expressed terms and provisions, including, but not limited to, those relating to unknown and suspected claims, damages and causes of action. As a material covenant and condition of this Agreement, Purchaser agrees that in the event of any such construction defects, errors or omissions, the presence of Hazardous Substances, or any other conditions affecting the Property, Purchaser shall have no claims against Seller, except for claims against Seller based upon any obligations and liabilities of Seller expressly provided in this Agreement.

(3)                               Seller shall not be liable or bound in any manner by any oral or written “setups” or information pertaining to the Property or the rents furnished by Seller, Seller’s Affiliates, their agents or representatives, any real estate broker, including, without limitation, CITIGROUP, Trammell Crow Company (“TCC”), or other person.

(4)                               Each of Purchaser and Seller hereto acknowledge that it has consulted with its tax advisors in connection with the transactions contemplated by this Agreement, and each party hereto acknowledges that it has not relied upon any advice or opinions given by the other party or its attorneys or agents, nor has any party hereto guaranteed any particular tax consequences in connection with the transactions contemplated by this Agreement.

(5)                               The Purchaser agrees that it will not initiate any inspection of the Property by any Governmental Authority but shall be entitled to contact the appropriate Governmental Authority to obtain a zoning letter.

(6)                               The provisions of this Section 14 shall survive the termination of this Agreement and the Closing.

15.                                 BROKER. Purchaser and Seller each represent and warrant to the other that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder in connection with this Agreement or the transactions contemplated hereby other than Citigroup Global Markets, Inc. (“CITIGROUP”) and TCC. Purchaser acknowledges and represents that it has also dealt with Stan Johnson Company in connection with the transactions contemplated hereby. Each party hereby agrees to indemnify, defend and hold the other harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable legal fees, court costs and disbursements) arising from its breach of the foregoing representations. Seller agrees that it shall pay CITIGROUP and TCC in accordance with separate agreements between Seller and CITIGROUP and Seller and TCC. Purchaser agrees that it shall pay Stan Johnson Company in accordance with a separate agreement between Purchaser and Stan Johnson Company. The obligations and representations and warranties contained in this Section 15 shall survive the termination of this Agreement and the Closing.

16.                                 CASUALTY; EXPROPRIATION.

(1)                                  If a “material” part (as hereinafter defined) of the Property is damaged or destroyed by fire or other casualty, Seller shall notify Purchaser of such fact and, except as hereinafter provided, Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than ten (10) days after receipt of Seller’s notice. Notwithstanding the foregoing, if a “material” part of any of the Property is damaged or destroyed and Purchaser elects to terminate this Agreement as provided above, Purchaser’s election shall be ineffective if within ten (10) days after Seller’s receipt of Purchaser’s election notice, Seller shall elect by notice to Purchaser to repair such damage or destruction and shall thereafter complete such repair within ninety (90) days after the then scheduled Closing

Date at the time of Purchaser’s election. If Seller makes such election to repair, Seller shall have the right to postpone the Closing Date one or more times for up to ninety (90) days in the aggregate in order to complete such repairs and shall have the right to retain all insurance proceeds which Seller may be entitled to receive as a result of such damage or destruction. If (i) Purchaser does not elect to terminate this Agreement, (ii) Purchaser elects to terminate this Agreement but such election is ineffective because Seller elects to repair such damage and completes such repair within such 90-day period provided above, or (iii) there is damage to or destruction of an “immaterial” part (“immaterial” is herein deemed to be any damage or destruction which is not “material”, as such term is hereinafter defined) of the Property, Purchaser shall close title as provided in this Agreement and, at the Closing, Seller shall, unless Seller has repaired such damage or destruction prior to the Closing, apply the proceeds of any insurance collected by Seller in accordance with the terms of the Lease. A “material” part of the Property shall be deemed to have been damaged or destroyed if the cost of repair or replacement shall be $250,000 or more as reasonably estimated by Seller or if Tenant can terminate its Lease or abate rent thereunder, or the Property cannot be legally occupied. This provision shall not survive Closing or the termination of this Agreement.

(2)                                  If, prior to the Closing Date, all or any “significant” portion (as hereinafter defined) of the Property is taken by eminent domain or expropriation (or is the subject of a pending taking which has not been consummated) (in each case, a “Taking”), Seller shall notify Purchaser of such Taking and Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than ten (10) days after receipt of Seller’s notice. If Purchaser does not elect to terminate this Agreement, or if a Taking involves an “insignificant” portion (“insignificant” is herein deemed to be any taking which is not “significant”, as such term is herein defined) of the Property, at the Closing Seller shall assign and turn over, and Purchaser shall be entitled to receive and keep, all awards or other proceeds for such Taking. A “significant” portion of the Property means a Taking of twenty percent 20% or more of the Property or if Tenant can terminate its Lease or abate rent thereunder, or the Property cannot be legally occupied. This provision shall not survive Closing or the termination of this Agreement.

(3)                                  Notwithstanding anything contained in Section 16(1) and Section 16(2) to the contrary, if this Agreement is not terminated as provided in Section 16(1) or Section 16(2) and the eminent domain or expropriation proceeds payable with respect to the Property as a result of any Taking exceeds the Purchase Price in Section 2(1) of this Agreement, Seller’s obligation to pay over to Purchaser those proceeds paid to Seller prior to the Closing shall be limited to the Purchase Price and Seller shall be entitled to retain the remainder of such proceeds. To the extent that payment of all or any portion of such proceeds does not occur prior to the Closing, the parties agree that Seller shall be entitled to that portion of the proceeds in excess of the Purchase Price, which agreement shall survive the Closing. To the extent that no proceeds are due to Seller in connection with Section 16(1) and Section 16(2), this Section 16(3) shall not survive the Closing.

17.           REMEDIES.

(1)                                  If the Closing fails to occur and such failure to close is on account of (i) Seller not eliminating all Unacceptable Encumbrances (which failure to eliminate is due to circumstances beyond Seller’s reasonable control and is not due to Seller’s willful bad faith hereunder; provided, however, in no event shall Seller be required to bring any action or proceeding or make any payments or otherwise incur any expenses in order to eliminate any Unacceptable Encumbrances other than as set forth in Section 6(2)), not waived by Purchaser, or, in lieu thereof, arranging for title insurance reasonably acceptable to Purchaser insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property, then after five (5) business days written notice from Purchaser and any additional time as is necessary so as to afford Seller a reasonable opportunity to cure, then Purchaser, as its sole remedy for such failure of Seller, may terminate this Agreement by notice to Seller. If Purchaser elects to terminate this Agreement pursuant to this Section 17(1), then upon notice to Seller, this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for those rights, obligations and liabilities which expressly survive the termination of this Agreement in the event that no Closing occurs hereunder (the “Termination Obligations”). Except as set forth in this Section 17(1), Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or otherwise by reason of Seller not eliminating all Unacceptable Encumbrances not waived by Purchaser, or, in lieu thereof, arranging for title insurance reasonably acceptable to Purchaser insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property.

(2)                                  A.            If the Closing fails to occur and such failure to close is on account of Seller’s breach of its performance obligations under this Agreement and is in a case where such failure and close is not covered in Section 17(1) above, then after five (5) business days written notice from Purchaser and any additional time as is necessary so as to afford Seller a reasonable opportunity to cure, then Purchaser, as its sole remedy for such breach of Seller’s performance obligations hereunder, may elect to either: (i) terminate this Agreement by notice to Seller; or (ii) seek specific performance from Seller, provided that in no event shall Seller be obligated to spend more than the lesser of (A) two (2%) percent of the Purchase Price or (B)$500,000 (including, but not limited to, legal fees) to perform hereunder; provided further, that where Purchaser has elected to terminate the Agreement and where (and only in such instances where) Seller’s failure is willful and in bad faith according to a judgment of a court of competent jurisdiction, Purchaser will be entitled to reimbursement of its damages up to the lesser of (a) $2,000,000 or (b) an amount between zero dollars and $2,000,000 which, when aggregated with the damages for the “Seller’s” willful and bad faith failure to which the “Purchaser” under the US Properties PSA would be entitled under Section 17(2)A of that agreement, would not cause such aggregated amount to exceed $5,000,000; and provided further, that where Purchaser has elected to terminate this Agreement and where (and only in such instances where) Seller’s failure is not willful and in bad faith according to a judgment of a court of competent jurisdiction, Purchaser shall be entitled to reimbursement of its damages up to an amount between zero dollars and $2,000,000 which, when aggregated with the damages for the “Seller’s” failure that is not willful and not in bad faith to which the “Purchaser” under the US Properties PSA would be entitled under Section 17(2)A of that agreement, would not cause such aggregated amount to exceed $2,000,000.

B.            As a condition precedent to Purchaser exercising any right it may have to bring an action for specific performance as the result of Seller’s failure to perform its obligations hereunder, Purchaser must commence such an action by filing a Complaint within one hundred eighty (180) days after the occurrence of such default. Purchaser agrees that its failure to timely commence such an action for specific performance within such one hundred eighty (180) day period shall be deemed a waiver by it of its right to commence such an action. If Purchaser elects to terminate this Agreement pursuant to this Section 17(2), then this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for the Termination Obligations. Notwithstanding anything contained herein to the contrary, Purchaser may pursue any rights or remedies it may have against Seller with respect to the Termination Obligations subject to the express damages limits set forth in Section 17(2)A above.

(3)                                  If the Closing fails to occur by reason of Purchaser’s failure to perform its obligations hereunder, then Seller as its sole remedy, may elect to either (i) terminate this Agreement by notice to Purchaser, or (ii) seek specific performance from Purchaser, and (1) where (and only in such instances where) Purchaser’s failure is willful and in bad faith according to a judgment of a court of competent jurisdiction, Seller shall be entitled to reimbursement of its damages up to an amount between zero dollars and $5,000,000 which, when aggregated with the damages for the “Purchaser’s” willful and bad faith failure to which the “Seller” under the US Properties PSA would be entitled under Section 17(3)(1) of that agreement, would not cause such aggregated amount to exceed $5,000,000 or (2) where Purchaser’s failure is not willful and in bad faith according to a judgment of a court of competent jurisdiction, Seller shall be entitled to reimbursement of its damages up to an amount between zero dollars and $2,000,000 which, when aggregated with the damages for the “Purchaser’s” failure that is not willful and not in bad faith to which the “Seller” under the US Properties PSA would be entitled under Section 17(3)(2) of that agreement, would not cause such aggregated amount to exceed $2,000,000. If Seller elects to terminate this Agreement pursuant to this Section 17(3), then upon notice to Purchaser, this Agreement shall be terminated, and neither party shall have any further rights, obligations or liabilities hereunder, except for the Termination Obligations. Nothing contained herein shall limit or restrict Seller’s ability to pursue any rights or remedies it may have against Purchaser with respect to the Termination Obligations subject to the express damages limits set forth in this Section 17(3).

(4)                                  TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL ASSERT AND EACH HEREBY WAIVES ANY CLAIM AGAINST THE OTHER ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

(5)           The provisions of this Section 17 shall survive the termination of this Agreement.

18.           INTENTIONALLY DELETED.

19.           INTENTIONALLY DELETED.

20.           INTENTIONALLY DELETED.

21.           ASSIGNMENT. This Agreement may not be assigned by Purchaser without the express written consent of Seller, which consent Seller shall have right to withhold or grant in its sole and absolute discretion; provided, however, that Purchaser shall be entitled, upon giving prior written notice to Seller, to assign its rights under this Agreement to Inland Western Retail Real Estate Trust, Inc. (the “REIT”); provided that the REIT, and any entity owned or controlled by the REIT and any entity that has a 15% or greater interest in the REIT is not a Significant Competitor, as defined in the Lease. The entity to whom Purchaser assigns this Agreement as permitted by this Section 21, whether Purchaser’s Designee or otherwise, shall become the “Purchaser” under this Agreement, but such an assignment and assumption shall not relieve Inland Real Estate Acquisitions, Inc. of the obligations of the “Purchaser” under this Agreement.

22.                                 INTENTIONALLY DELETED.

23.                                 NOTICES.

(1)           All notices, elections, consents, approvals, demands, objections, requests or other communications which Seller, or Purchaser may be required or desire to provide pursuant to, under or by virtue of this Agreement must be in writing and sent by (i) a prepaid nationally recognized overnight courier service, and any such notice shall be deemed received one (1) business day after delivery to a nationally recognized courier service specifying overnight delivery, or (ii) U.S. certified or registered mail, return receipt requested, postage prepaid, addressed as follows, or (iii) by telefax followed by a copy sent in the manner of either clause (i) or (ii) above:

If to Seller:

1001674 Ontario, Inc.

c/o American Express Company

200 Vesey Street

New York, New York 10285

Attention: Jeffrey S. Furman, Vice President Global Real Estate

Telefax: 212/ 640-9685

With copies to:

Sills Cummis Epstein & Gross, P.C.

One Riverfront Plaza

Newark, New Jersey 07102

Attention: Mark S. Levenson, Esq.

Telefax: 973-643-6500

With copies to:

Amex Bank of Canada

101 McNabb Street

Markham, Ontario

L3R 4H8

Attn: Chairman of the Board, President, Chief Executive Officer and General Manager

Telefax: 905-474-8708

and

Amex Bank of Canada

101 McNabb Street

Markham, Ontario

L3R 4H8

Attn: Vice President and Group Counsel

Telefax: 905-474-9985

If to Purchaser:

The Inland Real Estate Group, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Attention: G. Joseph Cosenza, President

Telefax:  630-218-4935

With copies to:

The Inland Real Estate Group, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Attention: Gary Pechter, Esq.

Telefax:  630-218-4900

(2)           Seller or Purchaser may designate another addressee or change its address for notices and other communications hereunder by a notice given to the other parties in the manner provided in this Section 23(2). A notice or other communication sent in compliance with the provisions of this Section 23 shall be deemed received when actually received, as evidenced by the return receipt, or when delivery is first refused. From time to time any party may designate a new address for purposes of notice hereunder by giving two (2) days written notice thereof to each of the other parties hereto. All notices given hereunder shall be irrevocable unless expressly specified otherwise.

24.           PROPERTY INFORMATION AND CONFIDENTIALITY.

(1)                                  Purchaser agrees that, prior to the Closing, all Property Information shall be kept strictly confidential and shall not, without the prior written consent of Seller, be disclosed by Purchaser or Purchaser’s Representatives, in any manner whatsoever, in whole or in part, and will not be used by Purchaser or Purchaser’s Representatives, directly or indirectly, for any purpose other than evaluating the Property. Moreover, Purchaser agrees that, prior to the Closing, the Property Information will be transmitted only to Purchaser’s Representatives who need to know the Property Information for the purpose of evaluating the Property, and who are informed by the Purchaser of the confidential nature of the Property Information. The provisions of this Section 24(1) shall in no event apply to Property Information which is a matter of public record and shall not prevent Purchaser from complying with any law, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements, provided that prior to Purchaser disclosing any Property Information as set forth in this sentence, Purchaser shall notify, and consult with, Seller regarding such disclosure. Purchaser shall indemnify and hold Seller and Seller’s Affiliates harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by Seller or any of Seller’s Affiliates and arising out of or in connection with a breach by Purchaser or Purchaser’s Representatives of the provisions of this Section 24(1).

(2)                                  Purchaser and Seller, for the benefit of each other, hereby agree that between the date hereof and the Closing Date, they will not release or cause or permit to be released any press notices, publicity (oral or written), advertising or promotional materials relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of the other party hereto. It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, subject to the terms of Section 24(1), with any of its attorneys, accountants, professional consultants, potential lenders or potential investors in a proposed Rule 144A offering, as the case may be, or prevent either party hereto from complying with any law, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements, or prevent either party from making any disclosure required to obtain any governmental consents or other third party consents that are required to be obtained prior to the Closing provided that prior to Purchaser releasing or otherwise disclosing any information as set forth in this sentence, Purchaser shall notify, and consult with, Seller regarding such release or disclosure. Purchaser shall indemnify and hold Seller harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) suffered or incurred and arising out of or in connection with a breach by Purchaser of the provisions of this Section 24(2). Notwithstanding the foregoing, Seller may make disclosures (i) that Seller believes are desirable to its employees in explanation of this transaction and answering questions that Seller’s employees may raise and (ii) that Seller believes are necessary to make under the Securities Exchange Act of 1934 (including the filing of this Agreement as an exhibit to any filing required or otherwise necessary under such act). Further, Seller shall be entitled to issue a press release pertaining to the transactions contemplated by this Agreement upon (x) the signing of this Agreement and (y) the closing of transactions contemplated hereby (or any one of them); provided that Seller shall give Purchaser an opportunity to review such press release(s) before same are issued.

(3)                                In the event this Agreement is terminated, Purchaser and Purchaser’s Representatives shall either (i) promptly deliver to Seller all originals and copies of the Property Information referred to in clause (i) of Section 24(4) in the possession of Purchaser and Purchaser’s Representatives or (ii) confirm in writing that such Property Information has been destroyed, at Purchaser’s expense. In the event Purchaser or Purchaser’s Representatives fail to comply with the preceding sentence within ten (10) business days after this Agreement is terminated, Purchaser shall pay Seller $10,000 for each day after the tenth business day that Seller has not received materially all Property Information and/or the confirmation of destruction, and Purchaser shall indemnify, defend and hold Seller harmless from and against all losses, damages and claims arising from Purchaser’s or Purchaser’s Representatives’ failure.

(4)                                As used in this Agreement, the term “Property Information” shall mean (i) all information and documents in any way relating to the Property, the operation thereof, the sale thereof or the leasing thereof furnished to, or otherwise made available for review by, Purchaser or its directors, officers, employees, affiliates, partners, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, “Purchaser’s Representatives”), by Seller or any of Seller’s Affiliates, or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or Purchaser’s Representatives containing or based, in whole or in part, on the information or documents described in the preceding clause (i), or otherwise reflecting their review or investigation of the Property.

(5)                                In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser or Purchaser’s Representatives in order to enforce the provisions of this Section 24.

(6)                                Notwithstanding anything contained herein to the contrary, Purchaser shall continue to abide by that certain letter agreement regarding confidentiality between American Express Company and Purchaser, dated as of January 5, 2005.

(7)                                The provisions of this Section 24 shall survive the termination of this Agreement and the Closing.

25.           MISCELLANEOUS.

(1)           This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.

(2)           This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and permitted assigns. This Agreement is an agreement solely for the benefit of Seller and Purchaser (and their permitted successors and/or assigns). No other person, party or entity shall have any rights hereunder nor shall any other person, party or entity be entitled to rely upon the terms, covenants and provisions contained herein. The provisions of this Section 25(2) shall survive the Closing.

(3)           All prior statements, understandings, representations and agreements between the parties, oral or written, are superseded by and merged in this Agreement, which alone fully and completely expresses the agreement between them in connection with this transaction and which is entered into after full investigation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in this Agreement or in the Lease. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against Seller or the party drafting this Agreement.

(4)           Except as otherwise expressly provided herein, Purchaser’s acceptance of the Deed shall be deemed a discharge of all of the obligations of Seller hereunder and all of Seller’s representations, warranties, covenants and agreements herein shall merge in the documents and agreements executed at the Closing and shall not survive the Closing.

(5)           Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of Seller, including, without limitation, American Express Company, or any of Seller’s affiliates which is a party to the US Properties PSA, or any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other affiliate (collectively, “Seller’s Affiliates”), arising out of or in connection with this Agreement or the transactions contemplated hereby. Purchaser agrees to look solely to Seller and the Property for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller’s Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 25(5), Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Seller’s Affiliates, and hereby unconditionally and irrevocably releases and discharges Seller’s Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against Seller’s Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section 25(5) shall survive the termination of this Agreement and the Closing.

(6)           Seller and Purchaser agree that, wherever this Agreement provides that either Seller or Purchaser must send or give any notice, make an election or take some other action within a specific time period in order to exercise a right or remedy it may have hereunder, time shall be of the essence with respect to the taking of such action, and if either Seller or Purchaser fails to take such action within the applicable time period such failure shall be deemed to be an irrevocable waiver by that Seller or Purchaser of such right or remedy.

(7)           No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercises thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.

(8)           Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default.

(9)           Delivery of this Agreement shall not be deemed an offer and neither Seller nor Purchaser shall have any rights or obligations hereunder unless and until both parties have signed and delivered an original of this Agreement. This Agreement may be executed in one or more counterparts, each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

(10)         Each of the Exhibits and Schedules referred to herein and attached hereto is incorporated herein by this reference.

(11)         The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.

(12)         This Agreement shall be interpreted and enforced in accordance with the laws of the Province of Ontario and the Laws of Canada applicable therein without reference to principles of conflicts of laws.

(13)         If any provision of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement and to this end the provisions of this Agreement are intended to be and shall be severable. Notwithstanding the foregoing sentence, if (i) any provision of this Agreement is finally determined by a court of competent jurisdiction to be unenforceable or invalid in whole or in part, (ii) the opportunity for all appeals of such determination have expired, and (iii) such unenforceability or invalidity alters the substance of this Agreement (taken as a whole) so as to deny either party, in a material way, the realization of the intended benefit of its bargain, such party may terminate this Agreement within thirty (30) days after the final determination by notice to the other. If such party so elects to terminate this Agreement, then this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations, and subject to Section 24(3).

(14)         Seller and Purchaser hereby knowingly, voluntarily, intentionally, unconditionally and irrevocably waive any right each may have to trial by jury in any action, proceeding or counterclaim (whether arising in tort or contract) brought by either against the other on any matter arising out of or in any way connected with this Agreement or any other document executed and delivered by either party in connection herewith (including any action to rescind or cancel this agreement on the grounds that this agreement was fraudulently induced or is otherwise void or voidable).

(15)         INTENTIONALLY OMITTED.

(16)         Purchaser acknowledges that a default by the Seller’s Affiliate under the Lease shall not give rise to any remedies under this Agreement, including, without limitation, any right to receive back all or any portion of the Purchase Price.

(17)         To the extent that under the Lease, Seller’s Affiliate, as lessee (“Lessee”), incurs damages (including but not limited to fees and expenses of legal counsel) under the title representation contained in Section 20.1(1) of the Lease and Purchaser, as lessor, under the Lease (“Lessor”) would be entitled to pursue a claim with respect to such matter under the title policy received in connection with the Closing (without waiving any of its rights under such policy except for a reduction in the policy amount), Lessor shall pursue such claim under the title policy for the amount of the damages and shall remit to Lessee the amount of any such damages that Lessee has suffered, provided that (y) Lessee pays all of Lessor’s costs and expenses incurred in connection with Lessor’s pursuit of such claim and (z) Seller first pursues such claim under any existing title policy as the former owner. To the extent that the Title Company that issues the title policies in connection with the Closing pays any such claim made by Lessor, Lessee shall indemnify the Lessor against any damages resulting from the reduction of the title coverage under the Lessor’s title policy upon the payment of such claim. The provisions of this Section 25(17) shall survive Closing.

(18)         Any tender of documents or money may be made upon the Seller or the Purchaser or upon their respective solicitors.

(19)         This Agreement is conditional on compliance with Section 50 of the Planning Act, R.S.O. 1990, as amended.

(20)         The Purchaser hereby waives compliance by the Seller with any applicable bulk sales legislation. The Seller agrees to indemnify and save the Purchaser harmless from all claims, suits, courses of action which any creditor may institute with respect to the Property pursuant to or arising out of non-compliance with such legislation.

(21)         All references herein to “Dollars” or the symbol “$” shall mean currency of the United States of America.

(22)         The following Sections shall survive the Closing and/or the termination of this Agreement as more particularly set forth in such Section: 2(2), 3, 8, 9, 10(3), 14, 15, 16(3), 17, 24, 25(2), 25(5), 25(19) and 25(20) (collectively, the “Surviving Obligations”).

[No further text on this page; two signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

1001674 ONTARIO, INC.

By:	/s/ Elizabeth Daruwala
Name: Elizabeth Daruwala
Title: Director

By:	/s/ Beth S. Horowitz
Name: Beth S. Horowitz
Title: Director

1001675 ONTARIO, INC.

By:	/s/ Elizabeth Daruwala
Name: Elizabeth Daruwala
Title: Director

By:	/s/ Beth S. Horowitz
Name: Beth S. Horowitz
Title: Director

PURCHASER:

INLAND REAL ESTATE ACQUISITIONS, INC.

By:	/s/ G. Joseph Cosenza
Name: G. Joseph Cosenza
Title: Authorized Signatory

By:	/s/ Karen M. Kautz
Name: Karen M. Kautz
Title: Vice President

SCHEDULE 1

DESCRIPTION OF THE LAND

Municipal Address: 101 McNabb Street, Markham, Ontario

And legally described as:

Parcel Block 15-1, Section M1915; Block 15, Plan M1915; subject to LA823764 Markham, Regional Municipality of York

PIN:  02990-0020 (LT)

PT BLK 6 PLM1915, designated as Part 2 on Plan 65R-10022, Town of Markham, Regional Municipality of York

PIN: 02990-0068 (LT)

BLK7 PLM19I5, save and except PT 1, Plan 65R-9950, Town of Markham, Regional Municipality of York

PIN:  02990-0070 (LT)

PTBLK7 PL M1915 designated as Part 1 on Plan 65R-9980, Town of Markham, Regional Municipality of York

PIN:  02990-0071 (LT)

PT BLK 16 PL M1915 designated as Part 1 on Plan 65R-20771, Town of Markham, Regional Municipality of York, T/W PT ELK 16 PL Ml915 designated as Part 2 on Plan 65R-8188, as in LT246604

PIN:  02990-0072 (LT)

PT BLK 6 PL Ml 915 designated as Part 3 on Plan 65R-10022, Town of Markham, Regional Municipality of York

PIN:  02990-0076 (LT); and

PT BLK 16 PL M1915 designated as Parts 3, 4and 5 on Plan 65R-9980, Town of Markham, Regional Municipality of York, S/T easement over Part 2, Plan 65R-18257 in favour of Part 1, Plan 65R-I 5257 as in LT1084755; 8/T easement over PT 6 Plan 65R-8188 in favour of Pt. 1, 2, 7, 8, Plan 65R-8188 as in LT246605; S/T easement over PT 6, Plan 65R-8188 and PT2, Plan 66R-11550 in favour of PTS 1,2,7,8, Plan 65R-8188 as in LT246606; S/T LA823764.

PIN:  02990-0078 (LT)

SCHEDULE 2

PERMITTED ENCUMBRANCES

Purchaser shall take title to the Property subject to:

1.                                                                                       (a)           Industrial Subdivision Agreement between Cedarland Property Limited and The Corporation of the Town of Markham registered October 2, 1979 as Instrument No. LA803357;

(b)           Transfer of Easement from Cedarland Property Limited in favour of The Corporation of the Town of Markham registered December 14, 1979 as Instrument No. LA823764;

(c)           Intentionally Deleted;

(d)           Site Plan Control Agreement between American Express Canada Inc. and The Corporation of the Town of Markham registered September 3, 1981 as Instrument No. LT57946;

(e)           Amendment to Site Plan Control Agreement between American Express Canada Inc. and The Corporation of the Town of Markham registered February 2, 1987 as Instrument No. LT355945;

(f)            Instrument No. LT244318 is an Application to register By-Law No. 168-85 with respect to Part Lot Control registered August 27, 1985 relating to PIN Nos. 02990-0078 and 02990-0072;

(g)           Instrument No. LT217670Z is an Application to Register Condition, Restriction or Covenant by Cedarland Properties Limited on March 20, 1985 relating to PIN Nos. 02990-0068, 02990-0070, 02990-0071 and 02990-0076;

(h)           Instrument No. LT1410472 is an Application to register Notice of Site Plan Control Agreement registered March 20, 1985 relating to PIN Nos. 02990-0068, 02990-0070 and 02990-0072;

(i)            Instrument No. LT367375 is an Application to Register Notice of a Site Plan Agreement registered March 26, 1987 relating to PIN No. 02990-0076;

(j)            Intentionally Deleted;

(k)           Intentionally Deleted;

(l)            Intentionally Deleted;

(m)          Notice of Lease registered as Instrument No. ~ on ~ between Inland Western Markham Corp. and Amex Canada Inc., containing a Right of First Refusal for the Tenant to purchase the premises;

(n)           Easement over Part 2 on Plan 65R-18257 in favour of the owners of Part 1 on Plan 65R-18257 as described in Instrument No. LT1084755;

(o)           Easement over Part 6, Plan 65R-8188 in favour of the owners of Parts 1, 2, 7 and 8 on Plan 65R-8188 as described in Instrument No. LT246605;

(p)           Easement over Part 6, Plan 65R-8188 and Part 2 on Plan 66R-11550 in favour of the owners of Parts 1, 2, 7 and 8 on Plan 65R-8188 as described in Instrument No. LT246606; and

(q)           The location, boundaries, perimeter description and easements disclosed on the survey dated January 11, 2005 and prepared by Les Rudnicki of Speight, Van Nostrand & Gibson Limited.

2.                                                                                       Any reservations or exceptions contained in the original grants from the Crown as varied by statute.

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SCHEDULE 8(4)(2)

BREACHES OR DEFAULTS UNDER OTHER DOCUMENTS

None

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SCHEDULE 8(4)(5)

DUE DILIGENCE ITEMS DELIVERED TO PURCHASER

1. Plan of Survey with Topography Blocks 7 and 15 part of blocks 6 and 16 Registered Plan M-1915 dated September 23, 2004 prepared by Speight, Van Nostrang & Gibson Limited.

2. Draft Phase I Environmental Assessment of GFS International dated June 7, 2004 prepared by Property Solutions Incorporated (Property Solutions document no. 20041390) with final drafts sent November 29, 2004.

3. Draft Property Condition Assessment of American Express Service Center dated June 8, 2004, prepared by Property Solutions Incorporated (Property Solutions document no. 20041391).

4. Environmental Reliance Letters / Bank of America modifications.

5. Existing title commitment dated May 13, 2004, prepared by LandAmerica Lawyers Title Insurance Corporation.

6. Evidence of Zoning Compliance dated June 3, 2004 from Markham Development Services Commission Building Standards.

7. Property Tax Bill dated January 9, 2004 from Town of Markham - Tax Inquiries.

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